Exhibit 99.1

[ONEOK LOGO]	News

October 28, 2003	Analyst Contact: Weldon Watson
918-588-7158

Media Contact: Andrea Chancellor
918-588-7570

ONEOK announces $240 million purchase of reserves

from Wagner & Brown, LTD.

Tulsa, Okla. – ONEOK, Inc. (NYSE:OKE) today announced that its wholly owned subsidiary, ONEOK Energy Resources Company, has agreed to acquire approximately $240 million of East Texas gas and oil properties and related gathering systems from Wagner & Brown, Ltd. of Midland, TX.

ONEOK will acquire approximately 177.2 billion cubic feet of gas equivalent (bcfe) of proved gas reserves, with additional probable and possible gas reserve potential. Current net gas production from these properties is approximately 26,000 thousand cubic feet of gas equivalent (mcfe) per day. The proved reserves yield a reserves-to-production index of 12.4 years and are 91 percent natural gas. The acquisition is expected to close before year’s end.

Initially, the transaction will be financed through short-term borrowings available to ONEOK. Longer term, ONEOK may finance this transaction with available cash, the issuance of equity or a combination of both.

“Earlier this year, ONEOK closed on the sale of a portion of its producing properties, but stated that its long-term strategy includes owning and controlling reserves,” said David Kyle, ONEOK chairman, president and chief executive officer. “This transaction not only expands the ONEOK footprint, but it reinforces that stated strategy,” he added.

“ONEOK Energy Resources Company remains stronger than ever, developing and acquiring reserves and selling properties. The announcement is good news for shareholders, the company and our employees,” Kyle added.

“Today, we are announcing the acquisition of $240 million of gas and oil properties at a purchase price approximating $1.27 per mcfe, said J.D. Holbird, president, ONEOK Energy Resources Company. “When the timing is right and when a prudent business opportunity presents itself, ONEOK traditionally moves forward,” he added.

Exhibit 99.1

“We are proud to be acquiring these properties from Wagner & Brown, which has an excellent reputation for developing reserves from internally generated prospects. We believe these properties will provide further developmental potential consistent with our conservative strategy of acquiring and developing reserves,” he added.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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